Exhibit 1
AGREEMENT

Agreement (the “Agreement”) made this 29th day of May, 2012, by and between Icahn Enterprises Holdings, LP (“Icahn Enterprises”) and Eric Ende (“Ende”).  Unless otherwise defined herein capitalized terms used herein shall have the meanings attributed to them in Section 5 hereof.

RECITALS:

Icahn Enterprises through its subsidiaries has acquired and may continue to acquire, Forest Securities.  Icahn Enterprises may designate a slate of directors, including Ende, to be nominated to the Board of Directors of Forest and may conduct a proxy contest to elect any and all of such nominees to such Board at the 2012 stockholders meeting of Forest (the “Forest 2012 Annual Meeting”).

NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, desiring to be legally bound, hereby agree as follows:

1. Duties.  Ende hereby agrees:

(i) to serve on a slate of directors to be nominated by Icahn Enterprises and/or its Affiliates for election at the Forest 2012 Annual Meeting (the “Icahn Slate”) and to take all actions reasonably necessary in connection therewith and to cause the election of such nominees;

(ii) that if he is elected or appointed to serve on the Board of Directors of Forest, Ende will: (x) serve at least the 1 year term to which he is elected or appointed; and (y) will stand for reelection, and if elected or appointed will serve, as a director for at least 2 subsequent one (1) year terms (being terms commencing in 2013 and 2014);

(iii) to provide the Services to Icahn Enterprises and its Affiliates with respect to any proxy contest, nomination, or election of directors to the Board of Forest, through the date of the Forest 2012 Annual Meeting; and

(iv) to participate in any proxy contest and other efforts for the election of the Icahn Slate at the Forest 2012 Annual Meeting.

Ende understands that a proxy contest is a 24/7 endeavor and will provide Services accordingly.

Ende will not, at any time on or after the date hereof, engage in any communication with the media, or directed at or for release to the general public, relating to Forest, the transactions contemplated in this Agreement, any proxy contest or Services relating to Forest, or any communications with Icahn Enterprises or Carl Icahn unless the matters to be discussed by Ende are first discussed with and approved by, Icahn Enterprises.  Ende will not at anytime on or after the date hereof, engage in any non-public communication relating to Forest, the transactions contemplated in the Agreement, any proxy contest or Services relating to Forest, or any communication with Icahn Enterprises or Carl Icahn, unless the matters to be discussed by Ende are first discussed with and approved by, Icahn Enterprises.  Except at such time, if any, as Ende is and continues to be, a member of the Board of Directors of Forest, Ende will not engage in any discussions with Forest, its officers, directors, employees, agents, representatives or stockholders, unless the matters to be discussed by Ende are first discussed with and approved by, Icahn Enterprises.  The parties hereto recognize that damages would be an inadequate remedy for any breach or threatened breach by Ende of this Section 1.  Icahn Enterprises, in addition to all other remedies, shall be entitled to enforce the provisions of this Section 1 through equitable and injunctive relief without any obligation to post any bond.

2. Fee.  If Ende is in full compliance with this Agreement then:

Ende shall be paid a fee at a rate of $13,000 per week, payable once every 4 weeks (the “Base Fee”) from the date hereof through (except in the event of a settlement as contemplated in the following sentence) the occurrence of the 2012 Forest Annual Stockholders Meeting (but in no event more than $208,000 in the aggregate).  In the event that Icahn Enterprises enters into a settlement agreement with Forest pursuant to which Icahn Enterprises agrees not to conduct a proxy contest to elect a slate of directors to the Board of Forest at the 2012 Forest Annual Stockholders Meeting, then on the date of such settlement agreement: (i) the Base Fee shall cease to accrue and, (ii) unless the settlement agreement provides that Ende is to become a member of the slate of directors to be nominated by Forest at the 2012 Forest Annual Stockholders Meeting or otherwise provides that Ende will be a member of the Board of Directors of Forest for a term starting in 2012 (a “Settlement Appointment”), Ende shall be entitled to a fee of $120,000 (the “Additional Fee) to be paid by Icahn Enterprises.  In the event Ende becomes entitled to be paid the Additional Fee he shall not be, and shall never be, entitled to receive the payments provided for in Section 3 below.

3. Profit Sharing.  If Ende is in full compliance with this Agreement then:

If all of the following conditions are satisfied:  (i)  Ende is elected to the Board of Directors of Forest at the 2012 Annual Meeting of Forest stockholders or is appointed to the Board for a term starting in 2012 pursuant to a Settlement Appointment; and (ii) Ende continues to serve as a member of the Board through the Final Date; then Icahn Enterprises agrees to pay to Ende a one-time payment in an amount equal to 1% of the Icahn Profit of Icahn Enterprises and its subsidiaries as calculated by Icahn Enterprises as of the Final Date.  The payment to be made pursuant to this Section 3 is the “Ende Payment”.

In the event of the occurrence prior to the Final Date of a Sale Event of less than all Forest Securities beneficially owned by Icahn Enterprises and its subsidiaries, and if had such Sale Event occurred on the Final Date, Ende would be entitled to a payment under this Section 3, then:

(i) the amount that would be payable as the Ende Payment had such date been the Final Date, shall be placed into an escrow account established by Icahn Enterprises with a bank as escrow agent;

(ii) Icahn Enterprises shall enter into an escrow agreement with the escrow agent pursuant to which:

(a)
If as of the Final Date Ende is entitled to a payment under this Section 3, then 10 days following the calculation of such payment by Icahn Enterprises, Ende shall be paid the contents of the escrow account, up to the amount of the payment due under this Section 3, (such payment to be treated for all purposes as a payment by Icahn Enterprises of the Ende Payment) and all remaining funds in the escrow agreement shall immediately be released from such escrow account and paid to Icahn Enterprises; and

(b)
If, on any date, the funds in the escrow account exceed the amount that would be payable to Ende as the Ende Payment if such date was the Final Date, all such excess funds shall immediately be released from such escrow account and paid to Icahn Enterprises.

Icahn Enterprises shall make the Ende Payment by wire transfer of immediately available funds not more than 10 days following the calculation of such payment by Icahn Enterprises.  Ende shall provide appropriate wire transfer instructions.

For the avoidance of doubt, Ende acknowledges and agrees that Ende has no right to participate in any profit, gains, value or proceeds obtained after the Final Date.

4. Miscellaneous.

(i) Amendments and Waivers.  No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the parties hereto.  The failure of a party to insist upon strict adherence to any term or provision of this Agreement on any occasion shall not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or provision or any other term or provision of this Agreement.

(ii) Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.  All disputes arising out of or related to this Agreement shall be submitted to the state and federal courts of New York, and each party irrevocably consents to such personal jurisdiction and waives all objections thereto, but does so only for the purposes of this Agreement.

(iii) Severability.  If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement shall remain in effect.

(iv) Successors; Binding Agreement. Ende may not sell, convey, assign, transfer, pledge or otherwise dispose of or encumber, directly or indirectly, any of the rights, claims, or interest established hereunder.  This Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, successors and permitted assigns.

(v)           Limitation.                      Icahn Enterprises and its Affiliates have complete control over their investment in Forest Securities and may vote, abstain from voting, buy or sell the same at any time in their sole and absolute discretion and shall have no duty or obligation of any kind to make or continue or dispose of, any investment in Forest or Forest Securities.  The parties do not intended any duplicate counting or duplicate payment of any amount.  This Agreement does not create or constitute a partnership or joint venture and Ende is only a consultant hereunder and not an agent.  Ende has no authority to, and will not purport to, bind Icahn Enterprises or its Affiliates to any contract, agreement or obligation.

(vi)           Taxes.  All payments to Ende shall be subject to applicable deductions and withholding taxes, to the extent required by law, as reasonably determined by Icahn Enterprises.

(vii)           Counsel/Review Agreement.                                                      The parties acknowledge and agree that they have read and understand all of the terms, provisions and conditions of this Agreement and have had the opportunity to consult with independent legal counsel of their choosing with respect to this Agreement.  This Agreement shall be deemed to have been jointly drafted by the parties and shall not be construed against any party as the drafter of this Agreement.

(viii)           Entire Agreement.                                This Agreement represents the entire agreement of the parties and supersedes any prior agreements, discussions, arrangements or understandings among the parties with respect to Forest Securities.

(ix)   Calculation.  The amount of the Ende Payment and all other amounts and determinations under this Agreement shall be calculated and made by Icahn Enterprises in good faith, and any such calculation and determinations made in good faith shall be final and binding on the parties hereto.  To guide such calculation and determinations, and for the avoidance of doubt, Exhibit A is attached setting forth examples of the calculations to be applied under this Agreement.

(x)           Counterparts.  This Agreement may be executed in one or more counterparts, including by facsimile or e-mail transmission, each of which shall be deemed to be an original, but all of which together shall constitute one instrument.

(xi)           Expenses.                      Ende shall be entitled to reimbursement of reasonable expenses incurred in providing the Services for the Forest 2012 Annual Meeting approved by Icahn Enterprises.

(xii)           No Benefits or Other Payments.  Ende is not an employee and is only entitled to the payments expressly set forth herein and is not entitled to any other payment, benefit, insurance, or other consideration of any kind or character.

(xiii)           Assistance.  Icahn Enterprises will make available to Ende through the date that the Forest 2012 Annual Meeting is held, reasonable office services and secretarial support in order to aid Ende in providing the Services.

5.           Definitions.

“Affiliate” and “Control” shall have the meanings set forth in Rule 405 of Regulation C of the Securities Act of 1933, as amended. For avoidance of doubt, Icahn Enterprises is an Affiliate of Carl C. Icahn.

“Calculated Amount” means the fair market value of all Forest Securities beneficially owned by Icahn Enterprises and its subsidiaries on the Final Date (as determined by Icahn Enterprises).  For this purpose the “fair market value” of one share of Forest common stock shall mean and be equal to, the average closing price of Forest common stock on the primary market on which such common stock is traded on the 20 trading days immediately prior to the Final Date (such average to be determined by adding together all 20 such closing prices and dividing by 20).

“Final Date” means the earlier of:  (x) the date on which Icahn Enterprises and its subsidiaries cease to beneficially own any Forest Securities; and (y) a date 913 days following the date on which the Forest 2012 Annual Meeting is held (which meeting is currently scheduled for August 15, 2012).

“Forest” means Forest Laboratories, Inc.

“Forest Securities” means the common stock issued by Forest and any options, calls, puts, swaps and any other derivatives based upon common stock issued by Forest (but, for the avoidance of doubt, not securities issued by a Third Party).

“Icahn Profit” shall equal (as determined by Icahn Enterprises) the amount, if any, by which (i) below, exceeds (ii) below, where:

(i)  equals the sum of:

(x)  the amount of cash and the fair market value of publicly traded securities issued by Third Parties received by Icahn Enterprises and its subsidiaries after the date hereof and on or prior to the Final Date as a result of all Sale Events; plus

(y)  the amount of cash dividends and fair market value of dividends paid in kind (as such fair market value is determined by Icahn Enterprises) other than dividends paid in Forest Securities, received by Icahn Enterprises and its subsidiaries on or prior to the Final Date in respect of their Forest Securities (“Dividends”) plus

(z)  the Calculated Amount.

(ii) equals:  the Icahn Total Base Amount.

In other words and for the avoidance of doubt, Icahn Profit = (i) minus (ii).

For all purposes of this Agreement, if the proceeds received as a result of a Sale Event are in publicly traded securities issued in a Forest Merger by a Third Party then the “fair market value” of one share of such securities shall mean and be equal to the average closing price of one share of such security on the primary market on which such security trades on the 20 trading days immediately prior to the date such securities are received by Icahn Enterprises and its subsidiaries (such average to be determined by adding together all 20 such closing prices and dividing by 20); provided that in the event that Icahn Enterprises or its subsidiaries engages in a short sale or similar transaction with respect to such securities issued or to be issued by a Third Party, “Icahn Profit” and “fair market value” will instead be based upon such short sale or similar transaction, with respect to an amount of such securities to which such transaction applies.

“Icahn Total Base Amount” means an amount (as determined by Icahn Enterprises) equal to the Total Icahn Shares, multiplied by $47.50 (such $47.50 to be appropriately adjusted by Icahn Enterprises to reflect any stock split, reverse stock split, combination or reorganization of Forest Securities, other than a Forest Merger).

“Person” means any individual, natural person, entity, business, partnership, limited liability company, limited partnership, company, venture, corporation, association or other venture or vehicle.

“Sale Event” means: (i) the voluntary sale by Icahn Enterprises or its subsidiaries of Forest Securities beneficially owned by them, to a person other than Icahn Enterprises or its Affiliates; (ii) any cancellation of Forest Securities owned by Icahn Enterprises or subsidiaries in any merger transaction between Forest and a third party (other than Forest and its subsidiaries or Icahn Enterprises or its affiliates) (such third party and its Affiliates, the “Third Party”) pursuant to which Icahn Enterprises and its subsidiaries receives, in respect of its cancelled Forest Securities, cash or a combination of cash and publicly traded securities issued by the Third Party (a “Forest Merger”); and (iii) any securities trade engaged in by Icahn Enterprises or its subsidiaries with respect to shares of Forest Securities, if and only if, such trade is the economic equivalent of a sale of such shares (as determined by Icahn Enterprises, acting reasonably), such as entry into a cash-settled total return swap with respect to such share.

“Services” means all actions and activities requested by Icahn Enterprises in order to assist it in nominating and electing individuals approved by Icahn Enterprises to the Board of Directors of Forest.  Such “Services” include, but are not limited to, assisting in identifying and seeking nominees to join the slate, preparing and making presentations, meeting with Forest stockholders, meeting with advisors, speaking to the media, preparing proxy materials, engaging in a proxy contest, meeting with voting advisory groups, engaging in travel, and participating in meetings, strategy and planning discussions regarding the foregoing.

“Total Icahn Shares” means the total number of Forest Shares owned by Icahn Enterprises from the date hereof through the Final Date (regardless of whether or not any shares were subject to a Sale Event).  As of the date of this Agreement the Total Icahn Shares are 21,089,351.  For example, if after the date hereof and prior to the Final Date, Icahn Enterprises bought an aggregate of 5 million shares and sold an aggregate of 10 million shares, then on the Final Date the Total Icahn Shares would be 26,089,351,00.

Terms used in this Agreement that are plural include the singular and the singular includes the plural.  The words “include,” “includes,” or “including” used in this Agreement shall be deemed to be followed by the words “without limitation.”

IN WITNESS WHEREOF, undersigned have executed this Agreement on May 29, 2012.

/S/ Eric Ende
Eric Ende

Icahn Enterprises Holdings, L.P.
By: Icahn Enterprises G.P., Inc. its general partner

By:  /S/ Daniel A. Ninivaggi
Name: Daniel A. Ninivaggi
Title: President

Exhibit A
Calculation Examples

Event	Quantity	Agreed Fixed Cost - $47.50 per share	Event Date	# of shares sold	Total of item (i) in "Icahn Profit" definition	Icahn Profit/(Loss)	Profit Sharing Payment to Ende
Shares held as of 5/25/2012	26,361,686	$ 1,252,180,085.00

Sale			5/17/2013	26,361,686	$ 1,318,084,300.00
		$ 1,252,180,085.00			$ 1,318,084,300.00	$ 65,904,215.00	$659,042.15

	Quantity	Agreed Fixed Cost - $47.50 per share	Event Date	# of shares sold	Total of item (i) in "Icahn Profit" definition	Icahn Profit/(Loss)	Profit Sharing Payment to Ende
Shares held as of 5/25/2012	26,361,686	$ 1,252,180,085.00

Sale			5/17/2013	26,361,686	$ 1,054,467,440.00
		$ 1,252,180,085.00			$ 1,054,467,440.00	$ (197,712,645.00)	$0.00

	Quantity	Agreed Fixed Cost - $47.50 per share	Event Date	# of shares sold	Total of item (i) in "Icahn Profit" definition	Icahn Profit/(Loss)	Profit Sharing Payment to Ende
Shares held as of 5/25/2012	26,361,686	$ 1,252,180,085.00

Sale			5/17/2013	13,000,000	$ 650,000,000.00

Shares held as of Final Date	13,361,686				$ 634,680,085.00*
		$ 1,252,180,085.00			$1,284,680,085.00	$32,500,000.00	$ 325,000.00

Event	Quantity	Agreed Fixed Cost - $47.50 per share	Event Date	# of shares sold	Total of item (i) in "Icahn Profit" definition	Icahn Profit/(Loss)	Profit Sharing Payment to Ende
Shares held as of 5/25/2012	26,361,686	$1,252,180,085.00
Additional purchases	10,000,000	$ 475,000,000.00**	8/10/2012

Sale			5/17/2013	26,361,686	$ 1,318,084,300.00

Shares held as of Final Date	10,000,000				$ 300,000,000.00***
		$1,727,180,085.00			$ 1,618,084,300.00	$(109,095,785.00)	$0.00

	Quantity	Agreed Fixed Cost - $47.50 per share	Event Date	# of shares sold	Total of item (i) in "Icahn Profit" definition	Icahn Profit/(Loss)	Profit Sharing Payment to Ende
Shares held as of 5/25/2012	26,361,686	$1,252,180,085.00
Additional purchases	10,000,000	$ 475,000,000.00**	4/12/2013

Sale			5/17/2013	26,361,686	$ 1,318,084,300.00

Shares held as of Final Date	10,000,000				$ 600,000,000.00****
		$1,727,180,085.00			$ 1,918,084,300.00	$190,904,215.00	$1,909,042.15

	Quantity	Cost	Event Date	# of shares sold	Total of item (i) in "Icahn Profit" definition	Icahn Profit/(Loss)	Profit Sharing Payment to Ende
Shares held as of 5/25/2012	26,361,686	$ 1,252,180,085.00

Shares held as of Final Date	26,361,686
		$ 1,252,180,085.00			$ 1,449,892,730*****	$ 197,712,645	$1,977,126.45

*         Assumes Fair Market Value on Final Date of $47.50 per share.
**         Actual Purchase Price $25.00 per share.
***      Assumes Fair Market Value on Final Date of $30.00 per share.
****    Assumes Fair Market Value on Final Date of $60.00 per share.
*****  Assumes Fair Market Value on Final Date of $55.00 per share.

Note:  For purposes of these examples it is assumed that the meeting date for the 2012 meeting is August 15, 2012 and therefore 913 days after that date is February 14, 2015.  Under the Agreement (and assuming the other terms are satisfied) payment is made only as determined on the earlier of:  when Icahn sells the entire position or on February 14, 2015 (the “Final Date”).  For purposes of these examples the securities in each example represent the entire Icahn position.